EXHIBIT 10.4

Acknowledgement of

Amendment of Solicitation / Modification of Contract

Date: March 19, 2012, 2012

From: Lisa Holmes, OEM Commodity  Manager

To: Kurt Gampp, Executive V.P. Chief Operations Officer

Dear Kurt,

We would like to extend the existing contract term through June 30, 2012.

If you are in agreement with this extenstion, please sign, date and return to your Stryker representative for final evaluation and your approval. Please provide your email address and a copy will be electronically sent to you for your records.

If you have any questions, please let me know.

I herby acknowledge the receipt of amendment with an effective date of the April 1, 2012.

STRYKER INSTRUMENTS		SYNERGETICS INC.

By:	/s/ Chad A. McVey	By:	/s/ Kurt W. Gampp

Printed Name:	Chad A. McVey	Printed Name:	Kurt W. Gampp

Title:	Assoc. Director of Strategic Sourcing	Title:	EVP/COO